Exhibit 16.1

September 18, 2013

U.S. Securities & Exchange Commission

100 F Street, NE

Washington, DC 20549-7561

Re: Intra-Cellular Therapies, Inc. (formerly, Oneida Resources Corp.)

Dear Sir or Madam:

We have read Changes in and Disagreements with Accountants on Accounting and Financial Disclosure included in this Registration Statement (Form S-1) of Intra-Cellular Therapies, Inc. to be filed on or about September 18, 2013 and agree with the statements contained therein as they pertain to our firm.

Sincerely,

/s/ Raich Ende Malter & Co. LLP

RAICH ENDE MALTER & CO. LLP